UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 20, 2004
Date of Report (Date of earliest event reported)

FIRST INDUSTRIAL, L.P.

(Exact name of registrant as specified in its charter)

Delaware	333-21873	36-3924586
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

311 S. Wacker Drive, Suite 4000
Chicago, Illinois 60606
(Address of principal executive offices, zip code)

(312) 344-4300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
SIGNATURES

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On October 20, 2004, management and the audit committee of First Industrial, L.P. (the “Consolidated Operating Partnership”), determined that the financial statements for the quarter ended June 30, 2004 filed on Form 10-Q should no longer be relied upon because of an error in such financial statements relating to depreciation expense and that such financial statements would be restated to make the necessary accounting adjustments.

As a result of its own internal control procedures, the Consolidated Operating Partnership determined that approximately $1.1 million of additional depreciation expense relating to certain properties within the Consolidated Operating Partnership and limited partnerships for which the Consolidated Operating Partnership holds a 99% limited partnership interest in and accounts for under the equity method of accounting should have been recorded in the second quarter of 2004. The Consolidated Operating Partnership has recognized this additional depreciation expense and its 99% equity interest in depreciation in its results of operations for the nine months ended September 30, 2004. If the Consolidated Operating Partnership had recorded this additional depreciation expense and equity interest in depreciation in the second quarter of 2004, net income available to unitholders for the three months ended June 30, 2004 would have been $16.3 million, compared to $17.4 million, as reported. On a per unit basis, basic and diluted net income available to unitholders for the three months ended June 30, 2004 would have been $0.35 and $0.35, respectively, compared to $0.37 and $0.37, respectively, as reported. Net income available to unitholders for the six months ended June 30, 2004 would have been $43.2 million, compared to $44.3 million, as reported. On a per unit basis, basic and diluted net income available to unitholders for the six months ended June 30, 2004 would have been $0.93 and $0.92, respectively, compared to $0.95 and $0.94, respectively, as reported.

Management and the audit committee of the Consolidated Operating Partnership discussed with its independent auditors, PricewaterhouseCoopers LLP, the matters disclosed in this filing pursuant to Item 4.02(a) of Form 8-K.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST INDUSTRIAL, L.P.
By:	FIRST INDUSTRIAL REALTY TRUST, INC.

By:	/s/ Michael J. Havala
	Name:	Michael J. Havala
	Title:	Chief Financial Officer

Date: October 22, 2004